EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT, ("Agreement") dated effective as of October 9, 2000, by and between ROBERT B. MORGAN, an individual residing at 857 180TH Avenue East, Redington Shores, Florida 33708 (the "Executive"), and 800 TRAVEL SYSTEMS, INC., a Delaware corporation maintaining business offices at 4802 Gunn Highway, Tampa, Florida 33624, and each of its successors in interest (collectively the "Company").

                                    RECITALS:

         WHEREAS, Executive entered into an employment agreement with the Company dated September 16, 1999 (the "Original Employment Agreement");

         WHEREAS, the Original Employment Agreement provided Executive with a termination and severance benefit upon the departure of the Company's Chief Executive Officer (the "Severance Benefit");

         WHEREAS, the Severance Benefit in the Original Employment Agreement was triggered by the departure of the Company's former Chief Executive Officer;

         WHEREAS, the Company wishes to secure the employment services of the Executive for a definite period of time and upon the particular terms and conditions hereinafter set forth;

         WHEREAS, the Executive is willing to waive and relinquish the Severance Benefit and consider this Employment Agreement to fully replace the Original Employment Agreement and to be so employed upon the particular terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, the parties intending to be legally bound hereby agree as follows:

                              OPERATIVE PROVISIONS

         1.       EMPLOYMENT AND TERM.

         The Company hereby employs the Executive and the latter hereby accepts employment by the Company for the period commencing as of the date of this Agreement and continuing through December 31, 2003 (the "Initial Term"), which employment shall thereafter be automatically extended for unlimited successive one year periods (each a "Successor Term") unless it is terminated during the pendency of any such Term, whether Initial or Successor, by the occurrence of one of the events described in Section 8 hereof, or at the end of any such Term by one party furnishing the other with notice, at least 60 days prior to the expiration of such Term, of an intent to terminate this Agreement upon the expiration of such Term. This Agreement supersedes the Original Employment Agreement between Company and Executive except with respect to any options granted to Executive pursuant to such Original Employment Agreement.

         2.       DUTIES.

         During the Term of this Agreement, whether Initial or Successor, the Executive shall render to the Company services as its Chief Financial Officer, and shall perform such duties normally associated with that position, including but not limited to the formulation and implementation of financial strategies and initiatives, and reviewing merger and acquisition opportunities, and as may otherwise be reasonably designated by and subject to the supervision of the Company's Chief Executive Officer and its Board of Directors, and he shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Chief Executive Officer and the Board of Directors. During such Term, the Executive shall devote his primary and substantial business attention, time and energies to the operations and affairs of the Corporation, and will use his best efforts to promote the interests and reputation of the Company. The Company shall cause the Executive, as of the date of this agreement, to be appointed to membership on the Company's Board of Directors and covenants that its best efforts shall be used during the Term to cause the Executive to be nominated for and, with shareholder approval, elected to continued and uninterrupted service in that capacity. Executive hereby agrees that upon any notice of termination by Executive or Company hereunder, such notice shall automatically constitute a voluntary resignation by the Executive from the Board of Directors as of the date of such notice without further action by the Company or Executive.

         3.       BASE COMPENSATION; CASH BONUS ELIGIBILITY AND PERFORMANCE
                  INCENTIVE.

         For the services to be rendered by the Executive under this Agreement the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Executive shall accept in exchange for such service, an annualized base compensation of not less than $150,000 during the Initial or any Successor Term (inclusive of any amounts subject to federal, state or local employment related withholding requirements), payable in substantially equal installments coinciding with the Company's normal employment compensation payment cycle or pursuant to such other arrangements as the parties may agree upon (the "Base Compensation"). Such Base Compensation shall be increased on December 31, 2001 and the anniversary of such date thereafter to give effect, in the manner described in Schedule I hereto, to any change in the Consumer Price Index (as defined in such Schedule) occurring within the preceding annual period; and it shall also be reviewed by the Company's Board of Directors or any compensation committee thereof within the 90 day period preceding the end of each calendar year of this Agreement (except and excluding, December 31, 2000) in the expectation of increasing the same to award superior performance, with any such increase to be implemented as of such anniversary by action of the Company's Board of Directors; but under no condition may the Executive's Base Compensation be decreased below the amount hereinabove set forth, or below any higher amount then being paid to him, regardless of any change in or diminution of the Executive's duties owed to the Company.

         Executive shall be paid a $50,000 bonus upon execution of this Agreement. Executive agrees to make an equity investment in the Company's common stock of $15,000 within 90 days of executing this Agreement provided that the "window period" allowing Executive to purchase Company's common stock is deemed to be opened. If the "window period" is deemed to be closed upon the signing of this Agreement than Executive will be required to purchase $15,000 of the Company's common stock upon the very next open "window period". Any failure to make such an equity investment shall constitute a material breach of this Agreement by Executive. The Executive shall also be eligible to receive an annual cash bonus with the actual amount, if any, to be determined by the Company's Board of Directors upon the recommendation of any compensation committee thereof.

         The Executive shall be eligible to receive the performance incentive ("Performance Incentive") payments set forth on Schedule II upon the terms and conditions set forth therein.

         4.       FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES.

         During his period of employment hereunder, the Executive shall be entitled to:

                  a. the most favorable leave by reason of physical or mental disability or incapacity and to the most favorable participation in medical, dental and group insurance, pension and other retirement benefits and disability and other fringe benefit plans as the Company may make available to any of its most senior executive employees or directors from time to time; subject, however, as to such plans, to such budgetary constraints or other limitations as may be imposed by the Board of Directors of the Company from time to time;

                  b. reimbursement for all normal and reasonable expenses in the performance of his duties hereunder, but subject in each case to such reasonable substantiation requirements as may be imposed by the Company and to the deductibility by the Company of all such amounts for federal income tax purposes;

                  c. the full time use of a private office at the principal location of the Company's activities, with all ordinary and customary office equipment appropriate to his position and to the duties which he is to undertake on behalf of the Company.

                  d. Executive shall be paid a monthly car allowance of $250.00 per month to cover employees reasonable travel expenses. In addition, Executive shall be entitled to reimbursement from the Company for his annual auto insurance premium not to exceed $2,000 per year.

In addition, subject to any limitations as may be imposed by applicable law, the Company shall:

                  a. indemnify the Executive against, and shall hold him harmless from, all expenses (including all attorney and other professional fees), judgments or fines incurred or paid in connection with, or any amount incurred or paid in settlement of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of his being or having been an officer, director, employee or agent of the Company or any affiliated entity;

                  b. advance all expenses (including attorneys' fees) incurred by the Executive in investigating or defending any such action, suit or proceeding;

                  c. maintain directors' and officers' liability insurance coverage (including coverage with respect to any claim made under or in connection with any federal or state securities law, regulation or rule) in a principal amount reasonably sufficient to provide the Executive with economic protection against any claim that might be expected to be brought against an individual by reason of his service as a Company officer, director, employee or agent, which coverage shall remain in force (or be supplemented by the acquisition of a separate policy) for the three year period following the Executive's termination of service with the Company for any reason; and

         5.       STOCK OPTIONS.

         Subject to all terms and conditions of this Agreement, the Executive is hereby granted a non-qualified option (the "Option"), exercisable by or on behalf of the Executive commencing as of the dates and at the exercise prices set forth below, to acquire from the Company up to 200,000 shares of its single class of authorized common voting stock, $.01 par value (the "Common Stock"), with such number of shares and the prices at which they may be acquired upon exercise of the Option to be subject to adjustment from time to time in accordance with the provisions of Section 9k below (with or without any such adjustment, the "Shares"), and it being agreed that the Option is not being granted under or to be subject to the terms of any pre-existing stock option plan presently being administered by the Company for the benefit of any of its employees. In addition, the Company shall use its reasonable best efforts to include the Options in the next Form S-8 registration statement that it files with the Securities and Exchange Commission. For purposes of determining the Option exercise prices and the time as of which and manner in which the Executive shall be entitled to exercise the Option the Shares shall be divided into two separate groups, herein designated as Group A and Group B, with each Group to be comprised of 100,000 Shares. As to the Shares comprising each Group, the Option may be exercised in one or more separate transactions, in each case consummated at a date, time and place of the parties' reasonable choice, within the three business day period succeeding the date upon which a notice of exercise is furnished to the Company, but in each case subject to the following additional provisions and limitations:

                  a. The Option may be exercised as of the date of grant as to a maximum of 33,334 Group A Shares at an exercise price of $3.00 per Share;

                  b. Following the one-year anniversary of this Agreement, the Option may be exercised as to a maximum of 33,333 Group A Shares at an exercise price of $5.00 per Share;

                  c. Following the later of the second yearly anniversary of this Agreement, the Option may be exercised as to a maximum of 33,333 Group A Shares at an exercise price of $7.00 per Share;

                  d. Following the first year anniversary of this Agreement, the Option may be exercised as to a maximum of 50,000 Group B Shares at an exercise price of $9.00 per Share;

                  e. Following the second yearly anniversary of this Agreement, the Option may be exercised as to a maximum of 50,000 Group B Shares at an exercise price of $11.00 per Share;

                  f. Notwithstanding the provisions of subsections a. through e. above, upon the occurrence of a Change in the Control of the Company (as such capitalized term is defined in Section 8e below) the Option shall fully vest as to all Group A and B Shares not then purchased by the Executive or otherwise made available for such purchase and shall be deemed amended to allow the Executive, within the 60 day period following his receipt of notice that such Change in the Control of the Company has occurred, to exercise the Option and acquire all or any portion of the Group A and B Shares then subject to its terms upon payment of the exercise price applicable to each Group, subject to adjustment as contemplated by Section 9k below.

                  g. The Option shall terminate and no longer be subject to exercise upon the third monthly anniversary of the termination of the Executive's employment by the Company hereunder; provided that if:

                           (A)      such termination is effected by the
                  Executive under the provisions of Section 8e below (a Good Reason termination), then his exercise rights shall be determined by reference to the last paragraph of Section 8e;

                           (B) if, prior to expiration of the Option the Executive is disabled to the extent that he cannot reasonably exercise the Option or decide whether to exercise it, then the Executive's spouse, any holder of a general power of attorney granted by Executive, or the Executive's legal representative shall be entitled to exercise the Option, as to any Shares that shall have been available for purchase upon the termination of his employment hereunder, during the six month period succeeding such date of termination; or

                           (C) if the Executive's termination of service hereunder is caused by his death, then the Executive's personal representative or any devisee or other beneficiary of his rights hereunder shall be entitled to exercise the Option, as to any Shares that shall have been available for purchase upon the date of his death, during the succeeding one year period.

         6.       PROPRIETARY INTEREST AND CONFIDENTIALITY COVENANTS.

         During or after the expiration of his term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any proprietary or confidential information of the Company received by the Executive by virtue of such employment, expressly including information relating to the Company's customers, its pricing policies, methods of operation, proprietary computer programs and trade secrets, without first being in receipt of the Company's consent to do so and in compliance with the terms of any other confidentiality or non-competition agreement which the Executive may hereafter execute with the Company; provided that nothing contained herein shall restrict the Executive's use or disclosure of such information generally known to the public (other than that which he may have disclosed in breach of this Agreement), or as required by law (so long as the Executive gives the Company prior notice of such required disclosure).

         During the Term of this Agreement and within the 24 month period following the Executive's resignation under Section 8f or his termination by the Company under Section 8, the Executive shall not, directly or indirectly, either on Executive's behalf or on behalf of any other person, entity, partner, joint venture, agent, salesman, contractor or otherwise:

                  i. Solicit or accept business from any customer or account of the Company existing at any time during the term of Executive's employment with the Company or from any other person known by the Executive at the time his employment with the Company terminated to be a prospective customer of the Company; or

                  ii. Solicit any employee, independent contractor or vendor of the Company to terminate his, her or its employment, consulting arrangement or vending arrangement with the Company or to attempt to employ or retain any such employee or independent contractor if such person should terminate his or her employment or consulting arrangement with the Company (including any such person as shall have terminated such employment or arrangement within the 90 day period preceding the date of the Executive's termination).

         7.       REMEDIES FOR BREACH OF OBLIGATIONS.

         a. Injunctive Relief. The parties agree that the services of the Executive are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing his services, the Executive will have access to various types of proprietary information of the Company, which, if released to others or used by the Executive other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable and continuing injury. Therefore, the obligations of the Executive established under
Section 6 hereof shall be enforceable by the Company both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

         b. Arbitration. Any controversy, dispute or claim arising out of, in connection with or otherwise relating to any provision of this Agreement, or to the breach, termination or validity hereof or any transaction contemplated hereby (any such controversy, dispute or claim being referred to as a "Dispute"), shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the "AAA Rules") of the American Arbitration Association (the "AAA"), with application of the following additional procedural requirements. A single arbitrator (the "Arbitrator") shall be appointed by the AAA to consider such Dispute within five business days after the demand for arbitration is received by the AAA and the respondent in any such proceeding. The Arbitrator shall be a certified public accountant or attorney with no less than 15 years' experience in the practice of business accountancy or law who shall not have performed any legal services for any of the parties or person controlled by any of the parties for a period of five years prior to the date the demand for arbitration is received by the respondent.

         The situs for an arbitration pursuant to this Section shall be as agreed to by the parties, failing which it shall be Hillsborough County, Florida. Each party may submit memoranda and other documentation as it or he deems appropriate to aid the formulation of the Arbitrator's decision, and request a hearing (which may be conducted in person or telephonically) so as to be able to present oral testimony and argument. A final arbitration decision and award shall be rendered as soon as reasonably possible and, in any event, within 30 business days following appointment of the Arbitrator; provided, however, that if the Arbitrator determines that fairness so requires, such period may be extended by no more than 30 additional days. The Arbitrator shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein.

         The arbitration decision or award shall be reasoned and in writing, and the Arbitrator shall have the right and authority to determine how the decision or award as to each issue and matter in dispute may be implemented or enforced. Any decision or award shall be final and conclusive on the parties; there shall be no appeal therefrom other than for claimed bias, fraud or misconduct by the Arbitrator; judgment upon any decision or award may be entered in any court of competent jurisdiction in the State of Florida or elsewhere; and the parties hereto consent to the application by any party in interest to any court of competent jurisdiction for confirmation or enforcement of such decision or award. The party against whom a decision or award is rendered shall pay the fees of the American Arbitration Association. Any arbitration held pursuant to the provisions of this Section shall, to the extent not in conflict with the express terms of this Agreement, be governed by the Federal Arbitration Act and the Federal Rules of Civil Procedure. All arbitrations commenced pursuant to this Agreement while any other arbitration hereunder shall be in progress shall be consolidated and heard by the Arbitrator.

         Notwithstanding the foregoing, the Company, at its sole option, shall be entitled to enforce its rights, as contemplated by Section 7a hereof, to injunctive and other equitable relief in the event of a breach of Section 6 hereof or of any material term of a confidentiality or non-competition agreement to which the Company and the Executive shall then be parties, either by arbitration pursuant to this Section 7b or directly in any court of competent jurisdiction.

8.       TERMINATION OF EMPLOYMENT.

         a. Death. The Executive's employment hereunder shall terminate in the event of the Executive's death. Except for any salary and benefits accrued, vested and unpaid as of the date of any such termination and except for any benefits to which the Executive or his heirs or personal representatives may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company, the Company shall be under no further obligation hereunder to the Executive or to his heirs or personal representatives, and the Executive or his heirs or personal representatives no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

         b. Disability. The Company may terminate the Executive's employment hereunder for "Disability" if an independent physician mutually selected by the Executive (or his legal representative) and the Board of Directors or its designee shall have determined that the Executive has been substantially unable to render to the Company services of the character contemplated by Section 2 of this Agreement, by reason of a physical or mental illness, injury or other related condition for more than 90 consecutive days or for shorter periods aggregating more than 180 days in any period of 12 consecutive months (excluding in each case days on which the Executive shall be on vacation). In the event of such a termination, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date his employment ends, and any benefits to which the Executive may be entitled under and in accordance with the terms of any Executive benefit plan, policy or program maintained by the Company. Upon the Executive's receipt of such salary and benefits the Corporation shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

         c. Termination by the Company for Cause. The Company's Board of Directors may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, "Cause" shall mean any of the following:

                  i. The Executive's willful misconduct or gross negligence as related to a material matter;

                  ii. The Executive's intentional or willful failure to substantially perform his obligations hereunder or of any other duties reasonably assigned to him by the Company's Board of Directors or Chief Executive Officer;

                  iii. The Executive's intentional or willful violation of any material provision of the Company's by-laws or of its other stated policies, standards or regulations;

                  iv. The Executive's commission of any act or omission involving intentional or willful disloyalty to the Company such as embezzlement, fraud or misappropriation of Company assets;

                  v. A determination that the Executive has demonstrated a dependence upon any addictive substance, including but not limited to alcohol, controlled substances, narcotics or barbiturates; or

                  vi. The Executive's conviction of any felony crime, or his conviction of any lesser crime committed in connection with his employment by the Company or involving moral turpitude;

provided, however, that if the Board of Directors desires to terminate the Executive for any of the reasons set forth in clause (i), (ii), (iii), (iv) or
(v) of this Section 8c., it shall, within the 60 day period immediately following each alleged commission of a proscribed act or omission, be required to furnish the Executive with notice including a detailed description of the allegedly proscribed act or omission; a statement advising him that the Board views such conduct as being of the type which should lead to a termination of the Executive for Cause; a specification of the clause(s) which the Board deems violated as a result of the alleged act; a statement advising of the Board's intention to terminate him for Cause as a result of such act; an offer to provide him, within the ten day period following the date of the notice, with an opportunity to present to the Board, either in person or, at his discretion, in writing, any defenses which he believes to exist with respect to the allegations set forth in the notice; and a statement indicating that the Board will, once presented with such defenses, provide the Executive with an opportunity to correct or otherwise cure the act or omission giving rise to such notice if the Board, acting at its discretion, reasonably exercised, finds the Executive's defenses to merit such an action. Except for any salary and benefits accrued, vested and unpaid as of the date of any termination for Cause, the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this.

                  d. Termination by the Company Other Than for Cause. The Company may terminate the Executive's employment hereunder upon the expiration of the Initial Term or any Successor Term, provided that notice of termination is furnished as set forth in Section 1, or at any time prior to the expiration of any such Term, upon 60 days notice to the Executive, and subject, in the event of such termination prior to the expiration of a Term, to the right of the Executive, within such notification period, to effect his own Good Reason termination as described in subsection e. below. In the event of either such termination, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company, as well as, in the event that the Executive shall have timely effected a Good Reason termination, those benefits authorized under the provisions of subsection e; and following his receipt of such salary and benefits the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

                  e. Termination by the Executive for Good Reason. Notwithstanding anything herein to the contrary, the Executive shall be entitled to terminate his employment hereunder for Good Reason without breach of this Agreement. For purposes of this Agreement, "Good Reason" shall exist upon the occurrence of any of the following events or matters, in each case without the Company first being in receipt of the Executive's consent thereto, and the period of time within which the Executive shall be required to exercise a Good Reason termination of service shall be 30 days, measured from the date upon which he is notified by the Company of such occurrence, or, with respect to the matter identified in subparagraph iii. below, from the date upon which the Executive notifies the Company of his belief that a material breach has occurred which describes the detail and extent of such breach and provides the Company with a reasonable period of time in which to cure such material breach:

                           i. A directed change in the Executive's principal place of employment, other than within the Tampa Bay metropolitan area;

                           ii.      A material adverse change in, or a
                  substantial elimination of, the duties and responsibilities of the Executive as described herein;

                           iii. A material breach by the Company of any of its obligations hereunder;

                           iv.      A Change in the Control of the Company; or

                           v. Receipt by the Executive of the Company's notice that it intends to terminate him other than for Cause and prior to the end of a particular Term of employment, whether Initial or Successor.

                  Executive hereby acknowledges and agrees, notwithstanding anything herein to the contrary, that the expiration and non-renewal or termination of this Agreement, and providing the notice thereof as set forth in Section 1 hereof, shall not constitute Good Reason for Executive to terminate the Agreement.

                  For purposes of clause iv. above, a "Change in the Control of the Company" shall mean (A) the acquisition, directly or indirectly, after the date hereof, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect on the date hereof), of voting power over voting shares of the Company that would entitle the holder(s) thereof to cast at least 40% of the votes that all shareholders would be entitled to cast in the election of directors of the Company, provided that such term shall not be deemed to apply to an acquisition by one or more institutional underwriters directly from the Company in accordance with the conditions of a registration statement theretofore filed with and declared effective by the United States Securities and Exchange Commission; (B) the failure, at any time during any period of two consecutive years occurring within the Term of this Agreement (inclusive of both Initial and Successor), of the individuals who at the beginning of such period shall constitute the Company's Board of Directors to constitute at least a majority of such membership, unless the election or appointment of each director who is not a director at the beginning of such period shall have been approved in advance by directors representing at least 75% of the directors then in office, in which case each such new director shall be considered to have been added at the beginning of the period; (C) approval by the Company's shareholders of any form of merger or consolidation other than (i) one in which the voting securities of the Company outstanding immediately prior thereto continue to represent or are converted into securities of the surviving entity which represent at least 50% of the combined voting power of the Company or such entity, or (ii) one effected to implement a recapitalization of the Company in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (D) approval by the Company's shareholders of a plan of the Company's complete liquidation or a sale by the Company of substantially all of its assets.

         In the event of a Good Reason termination by the Executive within the Initial Term, the Executive shall be entitled to receive from the Company, on the first day of each of the succeeding 12 months, one-twelfth of his then existing Base Compensation, and if such a termination is effected during a Successor Term he shall be entitled to receive one-twelfth of his then existing Base Compensation for each of the succeeding 12 months; or, at the Executive's option, exercisable at the time he notifies the Company of his intention to effect a Good Reason Termination, he may elect to receive all amounts due him in a single lump sum payment, discounted to their then present value at an annual discount rate of 8%. Under either circumstance, the Executive shall also be entitled to exercise the Option within the succeeding one-year period as to any shares, which shall have been available for acquisition in accordance with section 5 at the time of such termination. Except for such cash payments, or continuing entitlement to compensation following any such termination, and except for any salary and benefits accrued, vested and unpaid as of the date of any such termination, the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement, and the Company shall have no further obligation hereunder to the Executive following any such termination

         f. Termination by the Executive for Other Than Good Reason. The Executive may terminate his employment hereunder upon the expiration of the Initial Term or any Successor Term, provided that notice of termination is provided as set forth in Section 1. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the Initial Term or before the end of any Successor Term of this Agreement, Executive is required to give sixty (60) days "prior written notice" to the Company of his intent and desire to voluntarily terminate this Agreement and his employment with the Company which shall specifically set forth the termination date 60 days from the date of the notice. Executive will be bound by the terms of this Agreement, and must fulfill his obligations described hereunder, during such sixty (60) day period. In the event of any such termination by the Executive, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company; and following his receipt of such salary and benefits the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights with the Company or benefits under this Agreement. Notwithstanding anything contained herein to the contrary, any failure by Executive to provide the notice and continued services during the notice period required by this section shall constitute grounds for immediate termination of Executive by the Company and the forfeiture of any and all benefits Executive may otherwise be entitled to receive under this Agreement, including but not limited to any benefits Executive may be entitled to under and in accordance with the terms of any benefit plan, policy or program maintained or provided by the Company.

         g. Life, Health and Disability Insurance Coverage. If termination of employment is due to any reason other than death or for Cause, the Company shall, for the lesser of the (i) one year period measured from the date of termination, or (ii) the period preceding the date as of which the Executive obtains comparable coverage from a successor employer, continue to provide Executive, at Company expense, with the highest level of health insurance benefits to which he shall have been entitled during the period of his employment by the Company hereunder, and he shall have the additional right (but not the obligation) to purchase any policy of insurance on his life or insuring against his disability which is then owned by the Company, the exercise of which right shall be made by notice furnished to the Company within 30 days subsequent to the date of termination. The purchase price of each policy of life insurance shall be the sum of its interpolated terminal reserve value (computed as of the closing date) and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date; or if the policy to be purchased shall not have been in force for a period sufficient to generate an interpolated terminal reserve value, the price shall be an amount equal to all net premiums paid as of the closing date. The purchase price of each disability income policy shall be the sum of its cash value and the proportional part of the gross premium last paid before the closing date, which covers any period extending beyond that date. The purchase of any insurance policy by the Executive shall be closed as promptly as may be practicable after the giving of notice, in no event to exceed 30 days therefrom.

                  h. Retention of Company Property. Upon the Executive's termination of service for any reason other than Cause he shall be entitled to retain possession of any mobile telephone and notebook computer that shall have been issued to him by the Company in the course of his employment hereunder, provided that the Executive shall be responsible for the satisfaction of all license fees and other payments, and for the performance of any other obligations, owing by the Company subsequent to the date of such termination under any service contract applicable to any such property so retained. The Company acknowledges that certain of the Executive's Company office furnishings are the property of Executive the ownership and possession of which shall be retained by the Executive following his termination of employment hereunder.

                  i. Non-Disparagement. Following the termination of this Agreement for any reason, neither of the Company nor the Executive shall, except as otherwise required by applicable securities law, stock exchange listing agreement, or other applicable law or regulation, make any disparaging or derogatory statements regarding the other in any communication likely to become public.

         9.       MISCELLANEOUS PROVISIONS.

                  a. Notice. All notices, consents, approvals, joinders, waivers and other communications required or permitted under this Agreement (each a "Communication") shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial courier or United States Postal Service overnight delivery service, or, deposited with the United States Postal Service and mailed by first class, registered or certified mail, postage prepaid, if to the Company to the attention of its chief executive officer, and if to either party in care of the address set forth in preamble hereto, or to such other address as either shall have provided notice to the other in the manner herein permitted. Each such Communication shall be deemed given upon the earlier to occur of (i) actual receipt by the party to whom such Communication is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) such Communication is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) after which such Communication is sent (subject in each case to the above-referenced confirmation copy being timely furnished); (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) following deposit thereof with the United States Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any Communication hereunder.

                  b. No Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the respective parties hereto, as well as their personal representatives, devisees, heirs, successors, transferees or Beneficiaries, as applicable, but no statement contained herein is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, Beneficiaries and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. No right under this Agreement shall be assignable nor any duty delegable by any party, except as expressly authorized in this Agreement, without the prior consent of the other party.

                  c. Entire Agreement. This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

                  d. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in any particular respect or under any particular circumstance, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  e. Application of Florida Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for any legal action which may be brought hereunder shall be deemed to lie in Hillsborough County, Florida.

                  f. Headings, Gender, Number. The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof. Words of gender used herein may be read as masculine, feminine, or neuter, as required by context and words of number may be read as singular or plural, as similarly required.

                  g. No Waiver of Breach. No failure or delay by either party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such right, power or privilege.

                  h. Counterparts. This Agreement may be executed in any number of counterparts, by means of multiple signature pages each containing less than all required signatures, and by means of facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  i. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

                  j. Beneficiary. As used herein, the term "Beneficiary" shall mean the person or persons (who may be designated contingently or successively and who may be an entity other than an individual, including an estate or trust) designated on a written form prescribed by the Board of Directors to receive the expiration of Agreement or death benefits described in Section

         8 above. Each Beneficiary designation shall be effective only when filed with the Secretary of the Company during the Executive's lifetime. Each Beneficiary designation filed with the Secretary will cancel all designations previously so filed. If the Executive fails to properly designate a Beneficiary or if the Beneficiary predeceases the Executive or dies before complete distribution of the benefit has been made, the Company shall distribute the benefit (or balance thereof) to the Executive's surviving spouse, if any, or otherwise to his probate estate.

                  k. Adjustments. In the event of any change in the Common Stock of the Company by reason of a stock dividend or forward or reverse stock split that affects the Option or the ability of the Executive to exercise his Option rights, granted under Section 5 above, in accordance with the terms of this Agreement (each a "Transaction"), the number of Shares made the subject of the Option, the price at which each such Share is subject to purchase by the Executive, and/or the target Closing Prices required for exercisability shall be adjusted appropriately to insure that the Shares will be subject to acquisition by the Executive at a price and upon terms commensurate to those herein set forth. The Company shall be required to notify the Executive promptly following its approval of each Transaction and to provide the Executive with a statement describing how the proposed Transaction will affect his Option rights and what adjustment is being made to offset such affect. IN WITNESS WHEREOF, the parties have executed this Agreement.

                                    800 TRAVEL SYSTEMS, INC.



                                    By:
                                       ----------------------------------------
                                       Peter M. Sontag, Chief Executive Officer


                                    EXECUTIVE



                                    --------------------------------------------
                                                Robert B. Morgan

                                   SCHEDULE I
                     BASE COMPENSATION INCREASE CALCULATION

         In effecting increases to the Executive's Base Compensation, as contemplated by Section 3 of the Agreement, the following provisions shall apply:

         The Base Compensation payable to the Executive within the 12 month period beginning January 1, 2002 and the yearly anniversary of such date thereafter shall be an amount which bears the same ratio to $150,000 as the monthly Index figure published for the October immediately preceding the occurrence of such anniversary bears to the Base Period Index figure, where "Index" refers to the Consumer Price Index for Urban Wage Earners and Clerical Workers - U.S. City Average, All Items, 1967 Base, as presently promulgated by the United States Department of Labor, Bureau of Labor Statistics, and "Base Period Index" refers to the Index figure published for the month of December. As an example of the manner in which such periodic income is to be calculated, assume that the published Base Period Index figure is 248.2 and that the published Index figure for December 2001 is 286.7. The Base Compensation payable to the Executive by the Company during the 12 month period commencing as of January 1, 2002, rounded to the nearest whole dollar, would consequently be calculated as follows:

         Base Compensation        Base Compensation          December
         for applicable 12   =    in initial 12 month   x      2001
         month period (X)         period of Agreement         Index
                                      ($150,000)           figure (286.7)
                                  ---------------------------------------
                                     Base Period Index figure (248.2)

                          X  =    $150,000 x 286.7
                                  ----------------
                                        248.2

                          X  =    $173,267

         If at any time the Index is adjusted to reflect a Base subsequent to 1967 to which prices are compared, the parties shall be required to make such further adjustments to the published Index figures as may be necessary to insure that they bear an accurate relationship to the Base Period Index designated herein. Further, if the Index is altogether discontinued at any time, the parties shall use any other standard nationally recognized cost of living index then available and published by the United States Department of Labor, or, if unavailable, by the United States Department of Commerce, or, if unavailable, by a nationally recognized publisher of economic statistics which, in the absence of agreement by the parties on or before the applicable adjustment date, shall be selected by the Tampa, Florida office of the independent certified public accounting firm of Price Waterhouse Coopers or its successor.

                                   SCHEDULE II
                             PERFORMANCE INCENTIVES

         Employee shall be paid the additional amounts set forth below as Performance Incentives upon, and subject to the satisfactory completion of the events set forth below:

         (i) $25,000 upon the successful completion and acceptance of funds in the first closing, pursuant to the terms of the proposed placement of securities by Nutmeg Securities Ltd., as placement agent.

         (ii) For each closed acquisition or merger of a business by the Company with prior twelve month revenues of less than $3.0 million, Executive shall be paid $15,000 if such acquisition is closed during the first 14 months of this Agreement, $10,000 if such acquisition is closed between January 1, 2002 and December 31, 2002 and $5,000 if such acquisition is closed between January 1, 2003 and December 31, 2003.

         (iii) For each closed acquisition or merger of a business by the Company with prior twelve month revenues between $3.0 million and $5.0 million, Executive shall be paid $25,000 if such acquisition is closed during the first 14 months of this Agreement, $15,000 if such acquisition is closed between January 1, 2002 and December 31, 2002 and $10,000 if such acquisition is closed between January 1, 2003 and December 31, 2003.

         (iv) For each closed acquisition or merger of a business by the Company with prior twelve month revenues of greater than $5.0 million, Executive shall be paid $35,000 if such acquisition is closed during the first 14 months of this Agreement, $25,000 if such acquisition is closed between January 1, 2002 and December 31, 2002 and $15,000 if such acquisition is closed between January 1, 2003 and December 31, 2003.